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                               ORTEL CORPORATION
                           2015 West Chestnut Street
                           Alhambra, California 91803
                            Telephone (626) 281-3636


                               February 7, 2000


Stephen R. Rizzone
Lucent Technologies Inc.

Gentlemen:

          Reference is made to (i) the unanimous written consent of the Compensation Committee of the Board of Directors (the "Compensation Committee")
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of Ortel Corporation (the "Company"), dated January 20, 2000, a copy of which is
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attached hereto as Annex A (the "Resolutions"), and (ii) the Agreement and Plan
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of Merger dated as of February 7, 2000 (the "Merger Agreement"), by and among
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Lucent Technologies Inc., Solara Acquisition Inc. and the Company.  Capitalized
terms used but not defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

          In recognition of the contribution and importance of Stephen R. Rizzone to the Company (both in the past and in the future), the Compensation Committee approved the payment to Mr. Rizzone of cash in an aggregate amount equal to 1% of the value of the Company (the "Bonus"), which Bonus shall become
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payable as a result of the transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth in the Resolutions.

          In lieu of payment by the Company to Mr. Rizzone of the Bonus and for other good and valuable consideration described below, the Company agrees to pay to Mr. Rizzone an aggregate amount equal to $15,000,000 as follows:

          (i) the Company shall pay to Mr. Rizzone at the Closing $9,000,000 in next-day funds by check, as consideration for Mr. Rizzone executing and delivering to the Company a Non-Competition and Non-Disclosure Agreement having a term of five years and otherwise in the form attached to the Merger Agreement and in recognition of the contribution and importance of Mr. Rizzone to the Company (both in the past and in the future); and

          (ii) the Company shall pay to Mr. Rizzone an aggregate of $6,000,000 pursuant to a consulting agreement having a term of three years to be entered into between Mr. Rizzone and the Company or its successor.

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          In addition, the Company hereby agrees to pay, at the Closing, an aggregate of $4,500,000 to the employees designated by Mr. Rizzone on or before the Closing.

In the event that SoundView Technology Group, Inc., or its successor fees and expenses exceed $3,000,000, then the $9,000,000 to be paid at the Closing to Mr. Rizzone pursuant to paragraph (i) above shall be reduced by any such amount in excess of $3,000,000.

In addition, this letter will serve to confirm:

          (i) that in the event that any of the following members of the executive staff of the Company is terminated by the Company other than for Cause within one year of the date of the Closing, the Company shall take all necessary action to cause all of the unvested options held by such member at the time of such termination (and which are currently outstanding) to be and become fully exercisable. The members of the executive staff for this purpose shall be: Nadav Bar-Chaim, Hank Blauvelt, Sandra Caraveo, John Dessel, George Holmes, George Pontiakos, Jeff Rittichier and Jeff Schlageter. For the purposes hereof, "Cause" shall be deemed to mean the occurrence of any of the following: (a) any intentional action or intentional failure to act by any such person which was performed in bad faith or to the material detriment of Lucent or any of its Affiliates; (b) any such person willfully and habitually neglects the duties of employment; or (c) any such person is convicted of a felony or any crime involving moral turpitude. All other terminations by Lucent or its Affiliates shall be treated as not for Cause;

          (ii) that any payments to Mr. Rizzone described in this letter to the extent that such payments are compensation will be subject to the benefits of Section 12(c) of his employment agreement dated as of June 18, 1999; and

          (iii) that the Company and Lucent are aware of and agree that the Company as the Surviving Corporation will continue be bound by that certain Change in Control Agreement between the Company and Roger Hay dated as of March 5, 1999.

        This letter may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original and together with this letter shall be deemed to be one and the same instrument.

        This letter shall be governed by and interpreted and enforced in accordance with the laws of the State of New York.

     Very truly yours,



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ORTEL CORPORATION




By: /s/ Nadav Bar-Chaim
    -----------------------------
Name:   Nadav Bar-Chaim
Title:  Vice President and Secretary


Acknowledged and agreed, as of this
7th day of February, 2000:


By: /s/ Stephen R. Rizzone
    -----------------------------
Name:   Stephen R. Rizzone
Title:  President,CEO


LUCENT TECHNOLOGIES INC.


By: /s/ John T. Dickson
    ----------------------------
Name:  John T. Dickson
Title: Executive VP and CEO, Microelectronics
       and Communications Technologies

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